Exhibit 99.1

FOR IMMEDIATE RELEASE

December 4, 2008

Company:	Dominion

Contacts:

Media:	Mark Lazenby, (804) 819-2042, Mark.Lazenby@dom.com Ryan Frazier, (804) 819-2521, C.Ryan.Frazier@dom.com

Analysts:	Laura Kottkamp, (804) 819-2254, Laura.E.Kottkamp@dom.com Greg Snyder, (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION TO AMEND ITS 2004 SERIES C 2.125%

CONVERTIBLE SENIOR NOTES DUE 2023

RICHMOND, Va. – Dominion (NYSE: D) today announced it is amending the terms of its Dominion Resources Inc. Series C 2.125% Convertible Senior Notes (CUSIP: 25746UAT6) and the related Twenty-Seventh Supplemental Indenture, dated Dec. 1, 2004, by and between Dominion and The Bank of New York Mellon, as Trustee.

This amendment will be effective on Dec. 16, 2008, the day after the holders of the Notes have the right to require Dominion to repurchase any or all of their Notes under the original terms.

The amendment provides the holders of the Notes with call protection by eliminating Dominion’s current ability to redeem the Notes at its option before Dec. 16, 2011. The amendment also establishes a new date on which the holders of the Notes will have the right to require Dominion to repurchase any or all of their Notes. The new repurchase date is Dec. 15, 2011, which is in addition to the original remaining repurchase dates of Dec. 15, 2008, Dec. 15, 2013 and Dec. 15, 2018.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 27,000 megawatts of generation, 1.1 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage facility with 975 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company’s Web site at http://www.dom.com.

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